Exhibit 99.2

2017 First Quarter Earnings
April 25, 2017

Annual Shareholder Meeting May 2, 2017 at 5 p.m. Comfort Inn Conference Center in Mt. Pleasant
Dear Shareholder,

It is my pleasure to report our earnings for the first quarter of 2017. During the three months ended March 31, 2017, net income and earnings per common share were $3.14 million and $0.40, respectively. During the first quarter, we paid a $0.25 per common share cash dividend which represented a 4.17% increase over the first quarter of 2016. Based on our closing stock price of $27.60 as of March 31, 2017, the annualized cash dividend yield was 3.62%.

For the three months ended March 31, 2017, net interest income increased by $563,000 in comparison to the same period in 2016. This increase was primarily the result of significant loan growth during 2016. The Corporation's net yield on interest earning assets remained historically low at 2.99% for the three month period ended March 31, 2017. While the Federal Reserve Bank increased rates 25 basis points in March 2017, we do not anticipate they will increase short term interest rates significantly in the remainder of 2017; therefore, we do not anticipate significant improvements in our net yield on interest earning assets in the short term. Increases in net interest income are expected to occur only through continued strategic growth in loans, investments, and other income earning assets.

As of March 31, 2017, total assets increased to $1.76 billion and assets under management grew to a record $2.48 billion which includes loans sold and serviced, and assets managed by our Investment and Trust Services Department of $714.97 million. Available-for-sale securities increased by $32.02 million during the first quarter of 2017 which was funded by strong deposit growth of $36.02 million during the quarter.

We look forward to new opportunities, relationships and growth in 2017. We are implementing new products, enhancing our services, and strengthening our marketing efforts. We will continue to be dedicated to serving our customers and the communities in which they live and work. This dedication by our team was recently recognized by the Michigan Bankers Association. For the sixth consecutive year, Isabella Bank earned the Michigan Bankers Association Financial Literacy Award. The MBA Financial Literacy Award is a state-wide program that honors banks and the countless hours their employees invest in their communities.

On behalf of our Board of Directors and all of our employees, I would like to thank you for your continued support. We hope to see you at our annual shareholder meeting on May 2, 2017 at 5:00 p.m. at the Comfort Inn Conference Center in Mt. Pleasant. If you have not already voted your shares, I would encourage you to do so. If you have questions or comments, please call me at 989.779.6215 or email me at jevans@isabellabank.com.

Jae A. Evans, President and Chief Executive Officer
This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.

ISABELLA BANK CORPORATION             401 North Main Street, Mt. Pleasant, MI 48858-1649                   www.isabellabank.com